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                                                                    Exhibit 10.6

                              CONTRACT FOR DEED FOR
               15 ACRES OF BEACH FRONT LAND WITHIN PLAZA ROSARITO
                              CONTRACT FOR DEED FOR
                                    PLAZA SOL

                                    EXHIBIT C
                                    ---------

         THIS AGREEMENT IS made as of this 30th day of April 2001, between Senior Care International, S.A. de C.V., or assignee, ("Buyer"), a Mexican corporation and Tri-National Holdings, S.A. de C.V., ("Seller"), a Mexican corporation. In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

            ARTICLE 1 - Purchase and Sale of Assets
            1.01     - Assets

            The assets to be conveyed, transferred, signed, and delivered, as provided by this Agreement, shall, without limitation include 100% of the Tri-National Development Corp stock in Seller, plus 15 acres of the beach front property, (see Exhibit 3-A "Legal Description and Appraisal") known as Plaza Rosarito owned by Tri-National Holdings, S.A. de C.V., a Mexican corporation, subject. Seller is seeking approval from Capital Trust, Inc. to sell the stock of Tri-National Holdings, S.A. de C.V. to Senior Care International, which owns the 15 acres, which will be transferred to Buyer for a total purchase price of $13,000,000. In addition, the assets would include, 9 acres of the developed property including approximately 170,000 square feet of existing commercial space, (see Exhibit 2-A "Legal Description and Appraisal") known as the Plaza Sol also owned by Tri-National Holdings, S.A. de C.V.. The Plaza Sol will be transferred to Buyer, including land, for a total purchase price of $20,200,000. Other than the assets referenced above, this Agreement does not include any other assets of Tri-National Holdings, S.A. de C.V..

TOTAL PURCHASE PRICE:  $33,200,000

            1.02 - CONSIDERATION

            AS FULL PAYMENT FOR THE TRANSFER OF THE ASSETS BY SELLER TO BUYER, THE LATTER SHALL DELIVER AT CLOSING, THE FOLLOWING: $33,200,000 OF CLASS F CONVERTIBLE PREFERRED STOCK ("SHARES") IN SENIOR CARE INDUSTRIES AT CLOSING.

                  (i) AT CLOSE OF ESCROW, THE $33,200,000 BALANCE OF THE PURCHASE PRICE SHALL BE PAID BY SENIOR CARE ISSUING 500,000 SHARES OF SERIES "F" CONVERTIBLE PREFERRED STOCK CONVERTIBLE 20 TO 1 INTO RULE 144 COMMON STOCK UNDER A CONVERSION FORMULA WHEREIN 20% OF THE PREFERRED STOCK MAY BE CONVERTED TO RULE 144 COMMON STOCK IN THE 24TH MONTH AFTER OF THE ACQUISITION BY SENIOR CARE CLOSE (THE FIRST CONVERSION DATE) AND


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                  (ii)     EACH SUCCESSIVE ONE YEAR PERIOD FOLLOWING THE FIRST
                           CONVERSION DATE. (1)

                  (iii) SENIOR CARE TO HAVE AN IRREVOCABLE OPTION TO ACQUIRE UP TO 100% OF THE 144 STOCK CREATED BY THE CONVERSION ON EACH CONVERSION DATE ON A PRO-RATA BASIS IN INCREMENTS UP TO $5,100,000 AT EACH CONVERSION. (2)

SELLER SHALL ALLOW BUYER TO ACQUIRE $8,000,000 IN SERIES "F" PREFERRED STOCK FROM SELLER OUT OF THE FIRST SALES PROCEEDS FROM PLAZA SOL CONDOMINIUM SALES. BUYER HEREBY COMMITS TO ACQUIRE SAID $8,000,000 IN SERIES "F" PREFERRED STOCK PROVIDING THE SELLER UTILIZES THE $8,000,000 TO PAY TRI-NATIONAL DEVELOPMENT CORP OBLIGATIONS. SHOULD BUYER ACQUIRE SAID $8,000,000 IN SERIES "F" PREFERRED STOCK, IT SHALL BE CREDITED TOWARD ON A PRO-RATA BASIS PURSUANT TO SECTION 1.02
(III) AS ONE FULL CONVERSION PAYMENT OF $6,640,000 PLUS A PARTIAL CONVERSION PAYMENT OF $1,360,000 CREDITED TOWARD THE NEXT SUCCESSIVE CONVERSION DATE.

*
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(1) On the 24th month following the close of escrow and for each successive one year period following the first conversion date, the number of preferred shares converted shall be adjusted to reflect the average ask price of the rule 144 common stock at time of each conversion, for the prior 10 day period. The amount of stock to be converted each conversion date shall equal 20% of the purchase price Example: Based upon the purchase price of $33,200,000 the balance to be paid through the conversion of preferred stock on the each conversion date would equal ($33,200,000 * 20% = $6,640,000 on each conversion date. If on the 24th month after close, the average ask price is $2.50 per share, 132,800 shares of preferred stock would be converted at a 20 to 1 conversion netting the seller (102,000 * 20) = 2,656,000 shares of rule 144 common stock valued at $2.50 per share for a total of $6,640,000. The same formula will be applied on each successive one- year period following first conversion date, such that, if on next conversion date, the average ask price is $5.00 per share, 61,400 shares of preferred stock would be converted at a 20 to 1 conversion netting the seller (50,100 * 20) = 1,328,000 shares of rule 144 common stock valued at $5.00 per share for a total of $6,640,000 and so on, such that for each successive conversion, the total shares converted under the formula will reflect the average stock price. At the end of the fifth conversion, any preferred stock that is not required for conversion in order to pay the full purchase price shall be returned to the SENR treasury. In the alternative, additional preferred stock shall be issued to Seller in the event that the ask price under the conversion formula results in a requirement for more stock to be issued in order for Seller to receive the full sales price. In the event Buyer takes possession of the deed of the 9 acres of developed property including the 170,000 commercial building prior to the commercial building reaching stabilized occupancy, the price paid for the commercial building shall reduce to $12,500,000 and the total purchase price for the assets referenced in section
1.01 shall equal $25,500,000. Furthermore, Buyer, acknowledges that Seller may convey only a 60% undivided interest in the real property, assets and stock referenced in Section 1.02 herein, in which event the price paid by Senior Care International shall be reduced by multiplying $33,200,000 by 60% (or in the alternative, by multiplying $25,500,000 by 60%) with a revised payment on each conversion date equal to 20% of the adjusted purchase price.

(2) On each conversion date, $6,640,000 worth of stock may be converted by the Seller, pursuant to footnote #1. Senor Care to have up to 30 days after the stock converts to acquire all or a portion of the $6,640,000 in stock, except for the first year which will be 180 days. The stock may not be sold or hypothecated to a third party within said 180 day period and the party converting the stock shall assign its voting rights to the Board of Directors of Senior Care the day the stock converts and Senior Care's Board shall have the right to "vote the stock" within said 180 day period.

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         1.03 - Profit Participation

         Tri-National Development Corp. to receive a 12.5% interest in profits resultant from the future development and sale of the developments referenced herein, until such time as the Preferred Shares have been converted, thereafter the interest is reduced to 7.5%.

            1.04 - Default

            In the event Seller is unable to convert any or all of the Shares of Buyer for the consideration outlined in paragraph 1.02, Buyer will be required to return the portion of the upaid assets transferred to Buyer pursuant this agreement no later than 30 days from the notice of default from Seller to Buyer.

            1.05 - Escrow

            The close of escrow for this Agreement will take place on or before the 30th day of April, 2001 through escrow number 19010777 held at New Century Title on 1212 N. Tustin Avenue in Orange, California, or another location and or title company chosen by Buyer. Subsequent to the close, the Buyer will form a Mexican corporation to take legal possession of the deed to the Assets referenced in section 1.01 herein.

            1.06 - Taxes

            Buyer shall pay all taxes and fees, arising out of the transfer of the assets.

            ARTICLE 2 - Representations and Warranties of Seller

            2.01 - Warranties

Seller represents and warrants that;

Organization:

            Seller is a corporation duly organized, validly existing, and in good standing under the laws of Mexico, has all necessary corporate powers to own and sell its properties and carry on business as now owned and operated by it and is in good standing in the United States of Mexico.

Title:

            Seller through is the owner, beneficially and of record, of all assets identified or referred to in paragraph 1.01 of this Agreement which as of closing shall be free and clear of all liens, encumbrances, security agreements and any other restrictions, upon the approval of the sale as previously disclosed by Capital Trust. In the event that such approval or a modification is not gained, the parties reserve the right to restructure this agreement if possible.

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Condition of Property:

            Seller confirms that the property identified or referred to in paragraph 1.01 of this Agreement is fit for human occupation and has not been used in the past for the deposit or storage of hazardous waste or chemicals and that it is suitable for its intended purpose as outlined in this Agreement and is being conveyed on an 'as is basis".

            2.02 - Absence of Changes

            Since March 1, 1997, there has not been and will not at closing be any changes in the financial condition or operation of Seller, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse to Buyer's interests.

            2.03 - Compliance With Laws

            Seller represents that, to the best of its knowledge, it has complied with, and is not in violation of any applicable federal, state or local statutes, laws or regulations, affecting the assets or operation of the business of Seller, both in Mexico and in the United States.

            2.04 - No Breach or Violation

            The consummation of the transaction contemplated by this Agreement shall not result in or constitute any of the following: (i) A breach of any term or provision of this Agreement; (ii) A default or event that, upon notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of SELLER, or any lease, license, promissory note, contract, commitment or other agreement, instrument or arrangement to which Seller is a party; (iii) An event that would permit any party to terminate any agreement.

            2.05 - Authority

            Seller has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement, subject only to its Board of Directors approval and the requested approval of Capital Trsut.

            2.06 - Full Disclosure

            None of the representations and warranties made by Seller, hereunder, or on its behalf, contains or shall contain any untrue statement of material fact, or omits or shall omit any material fact, the omission of which would be misleading.

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            ARTICLE 3 - Representations and Warranties of Buyer

Buyer represents and warrants that: (i) Organization: Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own and sell its properties and carry on business as now owned and operated by it and is in good standing in the State of Nevada; (ii) Pre-existing Relationship: Buyer has a pre-existing business relationship with Seller of a nature and duration that has enabled it to evaluate the business and financial circumstances of Seller and the risks and merits of this acquisition.

            ARTICLE 4 - Obligations Before Closing

            4.01 - Seller's Covenants

            Seller covenants that from the date of this Agreement until the closing: (i) Access to Information: Buyer and its representatives shall have full access during all business hours to all properties, books, accounts, records, contracts, and documents of, or relating to the assets and property of Seller being sold hereunder; (ii) Conduct of Business: Seller shall carry on its business and activities diligently and in substantially the same manner as it previously has been carried on, and shall not institute or use any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that shall vary materially from those methods used by Seller as of the date of this Agreement.

            4.02 - Warranties at Closing

            Representations and warranties of Seller and Buyer set forth in this Agreement, shall also be true and correct as of the closing date as if made on that date.

            ARTICLE 5 - Conditions Precedent to Buyers Performance

            5.01 - Conditions

            The obligations of Buyer to purchase the assets under this Agreement are subject to the satisfaction, at or before closing, of all of the conditions set out below in this Article 5. Seller may waive any or all of those conditions in whole or in part without prior notice.

            5.02 - Accuracy of Representations

            Except as otherwise set forth in this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the closing date as though made at that time.

            5.03 - Performance of Seller

            Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the closing date. During the period from execution of this Agreement by both parties to the closing date, there shall not have been any material adverse change in the financial condition or the results of operations of Seller other than previously disclosed and Seller shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

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            5.04 - Absence of Litigation

            No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement other than previously disclosed, shall have been instituted or threatened on or before closing date.

            5.05 - Consents

            All necessary agreements and consents to the consummation of the transaction contemplated by this Agreement, if any, shall have been obtained by Seller and delivered to Buyer at or before closing.

            ARTICLE 6 - Conditions Precedent to Seller's Performance
            6.01 - Conditions

            The obligations of Seller to sell and transfer the assets under this Agreement are subject to the satisfaction, at or before the closing, of all the following conditions in this Article 6.

            6.02 - Accuracy of Representations

            Except as otherwise set forth in this Agreement, all representations and warranties by Buyer in this Agreement shall be true on and as of the closing date as though made at that time.

            6.03 - Buyers Warranties

            All representations and warranties by Buyer in this Agreement shall be true on and as of the closing date as though such representations and warranties were made on and as of that date.

            6.04 - Absence of Litigation

            No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement other than previously disclosed, shall have been instituted or threatened on or before closing date.

            6.05 - Performance of Buyer

            Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the closing.

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            6.06 - Bankruptcy

            In the event of bankruptcy, receivership or insolvency by the Buyer, the Seller shall succeed to the rights and or position in the Plaza Sol and the 15 acres and or any subsequent contracts that may have been entered into for the development of the property. Neither party shall assign or sell their interest in this Agreement without the other party's consent, which shall not be unreasonably withheld. The parties also agree to enter into a formal buy & sell agreement at the earliest possible date.

            6.07 - Consents

            All necessary agreements and consents to the consummation of the transaction contemplated by this Agreement, if any, shall have been obtained by Seller and delivered to Buyer at or before closing, except as outlined in
Article 1, Section 1.01 - Assets.

            ARTICLE 7 - The Closing

            7.01 - Closing

            The Closing of the purchase and sale described herein shall take place on or before April 30, 2001 at 10:00 A.M. Pacific Time, at the offices of Seller 480 Camino del Rio South, San Diego, California or at another time and place agreeable to the parties.

            7.02 - Seller's Obligations At the Closing

            Seller shall deliver or cause to be delivered to Buyer: (i) Instruments of placement of all assets or other property of SELLER being acquired hereunder by Buyer into an escrow, with title being available subject only to receipt by Seller of full payment pursuant to this Agreement.

            7.03 - Buyer's Obligations

            Buyer shall execute and deliver to Seller: (i) Convertible Preferred Shares in paragraph 1.02 of this Agreement in a form acceptable to Seller.

            ARTICLE 8 - Costs

            8.01 - Expenses

            Each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

            ARTICLE 9 - Form of Agreement

            9.01 - Headings

            The Subject Headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

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            9.02 - Modification and Waiver

            This Agreement constitutes the agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment for this Agreement shall be binding unless executed in writing by all the parties. No Waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a Waiver of any other provisions, whether or not similar, nor shall any Waiver constitute a continuing Waiver. No Waiver shall be binding unless executed in writing by the party making the Waiver.

            9.03 - Execution of the Agreement

            This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            ARTICLE 10 - Parties

            10.01 - Rights of Parties

            Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over or against any party to this Agreement.

            10.02 - Assignment

            This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, Buyer may not assign any of its rights under it, except to a wholly owned +subsidiary corporation of Buyer. No such assignment by Buyer to its wholly owned subsidiary shall relieve Buyer of any of its obligations or duties under this Agreement.

            ARTICLE 11 - Remedies

            11.01 - Arbitration

            Any controversy or claim arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in San Diego, California in accordance with the Rules of the American Arbitration Association then existing, and judgement on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

            11.02 - Time is of the Essence

            Time is of the Essence in this Agreement.

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            ARTICLE 12 - Nature and Survival of Representations and Obligations

            12.01 - Effect of Closing

            All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the closing.

            ARTICLE 13 - Notices

            All notices, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller:                        Mr. Michael Sunstein
                                  Tri-National Holdings, S.A. de C.V..
                                  480 Camino del Rio South, Suite 140
                                  San Diego, California, 92108

To Buyer:                         Mr. Mervyn Phelan
                                  Senior Care International S.A. de C.V.
                                  410 Broadway-2nd Floor
                                  Laguna Beach, California 92651

            Either party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

            ARTICLE 14 - Governing Law

            This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

            IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the 30th day of April 2001.

SELLER:
         /S/ Michael Sunstein
         ------------------------------
BY:      Michael Sunstein, President
         Tri-National Holdings, S.A. de C.V..


BUYER:

         /S/ Mervyn Phelan
         ------------------------------
BY:      Mervyn Phelan, President
         Senior Care International S.A. de C.V. .

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